SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Umpqua Holdings Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	April 30, 2002
Time:	6:00 PM
Place:	Roseburg Country Club 5051 Garden Valley Road Roseburg, Oregon

The purposes of the annual meeting are:

•	To elect four directors to serve three-year terms; two directors to serve a two-year term; and two directors to serve a one-year term; and

•	To transact any other business that may properly come before the meeting.

March 21, 2002

BY ORDER OF THE BOARD OF DIRECTORS

Jana Herlitz

Corporate Secretary

PROXY STATEMENT

      This proxy statement and the accompanying proxy card are being mailed, beginning March 21, 2002, in connection with the solicitation of proxies by the Board of Directors for the annual meeting of shareholders.

      Your vote is very important. Your shares can only be voted at the annual meeting if you are present or represented by proxy. Even if you plan to be present, we encourage you to vote by proxy. To have a quorum to conduct business at the meeting, we must have a majority of the outstanding shares represented at the meeting in person or by proxy.

      Who may vote? Shareholders as of the close of business on March 15, 2002, are entitled to vote. On that day, approximately 19,964,676 shares of common stock were outstanding and eligible to vote. Each share is entitled to one vote on each matter presented at the annual meeting. As of that date we had approximately 1,635 shareholders of record.

      How do I vote? If you are the record holder of your shares, you may vote in person at the meeting, or you may vote by proxy in any of the following ways:

•	By mail — simply mark, sign and date the enclosed proxy card and return it in the postage-paid envelope provided. If your shares are held by a broker or other nominee, follow the instructions on the proxy card your broker sends to you.

•	By telephone — follow the instructions on the proxy card

•	By internet — follow the instructions on the proxy card

      You may vote by telephone or internet 24 hours a day, 7 days a week. The named proxy holders will vote your shares as you instruct. If you submit a signed proxy card with no instructions, your shares will be voted in favor of the Board’s nominees in the election of directors and in the proxy holders’ discretion on any other matters.

      If your shares are held through a broker, bank or other nominee, you will receive separate instructions from the nominee describing how to vote your shares.

      Can I change my vote? You may revoke your proxy at any time before it is voted, by written notice to Jana Herlitz, Secretary, at Umpqua Holdings Corporation, 200 S.W. Market St., Suite 1900, Portland, Oregon 97201, by submission of a proxy bearing a later date, or by casting a ballot at the annual meeting. Attendance at the meeting will not, of itself, revoke a previously given proxy.

If your shares are held through a broker, bank or other nominee, you will need to contact the nominee to revoke a proxy or change your vote. You will not be able to vote or revoke a proxy at the meeting if your shares are held by a nominee.

      Can I attend the annual meeting even if I vote by proxy? Yes. You are welcome to attend the meeting even if you vote by proxy.

      How are votes counted? The annual meeting will be held if a quorum, consisting of a majority of the outstanding shares entitled to vote, is represented. Abstentions, broker non-votes and votes withheld will be counted for purposes of determining whether a quorum has been reached.

      In the election of directors, each share is entitled to one vote for each director position to be filled, and shareholders may not accumulate votes. If a proxy is executed and returned, the shares represented will be voted according to your instructions. If no instructions are given, the proxy will be voted FOR the election of the nominees for directors, and in the proxy holder’s discretion on any other matters that may properly come before the shareholders at the meeting or any adjournments or postponements thereof.

      How many shares are owned by directors and executive officers? As of March 15, 2002 directors and executive officers and principal shareholders, together with their affiliates, beneficially owned 1,412,052 shares, of which 999,204 shares are entitled to vote. Those shares represent approximately 5.0% of the total shares entitled to vote at the meeting.

      Who will count the vote? Our transfer agent, Mellon Investor Services, LLC, will tally the vote, which will be certified by an independent Inspector of Election.

      Who pays for solicitation? We will bear the cost of this proxy solicitation. We do not expect to pay any compensation for the solicitation of proxies, but may reimburse brokers and other nominee holders, for their expenses in sending proxy material and obtaining proxies. In addition to solicitation of proxies by mail, our officers and employees may solicit proxies in person or by telephone, fax, or letter, without extra compensation.

BUSINESS OF THE MEETING

Election of Directors

      Our Articles of Incorporation and Bylaws provide that directors are elected to serve staggered three-year terms of office. Our Articles of Incorporation establish the number of directors between six and nineteen, with the exact number to be fixed from time to time by resolution of the Board of Directors. The number of directors is currently set at fourteen. Directors are elected by a plurality of votes, which means that the nominees receiving the most votes will be elected, regardless of the number of votes each nominee receives. Shareholders are not entitled to accumulate votes in the election of directors.

      As of the annual meeting, four directors are completing their original terms. These positions are open for election. The Board of Directors is nominating Allyn C. Ford, Ronald O. Doan, James D. Coleman and Michael Donovan for reelection to terms that will expire at the 2005 annual meeting.

      Upon completion of the mergers with Linn-Benton Bank and Independent Financial Network, Inc. (“IFN”), in December 2001, William Sherwood, a former director of Linn-Benton Bank, and William Lansing and Kenneth Messerle, former directors of IFN, were appointed by the Board of Directors to fill three newly created positions on the Board of Directors. To comply with applicable law, each must stand for reelection at this year’s annual meeting. The Board of Directors is nominating Mr. Sherwood and Mr. Messerle for election to terms that will expire at the 2003 annual meeting and Mr. Lansing for election to a term that will expire at the 2004 annual meeting. Further, in order to keep each class as equal as possible, the Board of Directors is nominating Mr. Chambers, a director whose current term would expire in 2003, to a term that will expire at the 2004 annual meeting.

      Each of the nominees currently serves as a director of the company and as a director of Umpqua Bank. The persons named in the proxy intend to vote FOR the election of the nominees listed above. If any nominee is not available for election, the individuals named in the proxy intend to vote for such substitute nominee as the Board of Directors may designate. We have no reason to believe any nominee will be unavailable.

The Board of Directors recommends a vote FOR the election of all nominees.

Information Regarding Directors and Executive Officers

Directors

      Each director also serves as a director of Umpqua Bank. The age, business experience, and position of each of the nominees for director and directors currently serving is as follows:

      Scott Chambers, age 42, has served as a Director since 1999. Mr. Chambers is President of Chambers Communication Corp. of Eugene, Oregon, a telecommunications company that owns and operates cable television systems, network broadcast television stations, a film and video production company, and an interest in a computer animation company. Mr. Chambers serves on the Executive Board for CableLabs and is a board member of the National Cable Television Association.

      James D. Coleman, age 63, has served as a Director since December 1, 2000. Mr. Coleman served as Chairman of the VRB Bancorp Board of Directors, and was previously a founding director of Medford State Bank, which VRB acquired in 1987. He is President and owner of Crater Lake Motors, a Ford and Mercedes-Benz automobile dealership in Medford, Oregon.

      Raymond P. Davis, age 52, serves as Director, President and Chief Executive Officer of Umpqua Holdings, positions he has held since the company’s formation in 1999. Mr. Davis has served as Director of Umpqua Bank since June 1994, and previously served as its President and Chief Executive Officer. Prior to joining Umpqua Bank in 1994, he was President of US Banking Alliance in Atlanta, Georgia, a bank consulting firm. He has over 20 years experience in banking and banking related industries.

      Ronald O. Doan, age 57, has served as a Director since the company’s formation in 1999 and as a Director of Umpqua Bank since 1995. Mr. Doan currently is the Operations Officer for the Tribal Government Office of the Cow Creek Band of Umpqua Tribe of Indians in Roseburg, Oregon. Previously, Mr. Doan served as the General Business Management Director of Pacific Power and Light Co., an electric utility company, for Mid and Southern Oregon and Northern California. Mr. Doan has 35 years of management, sales and human resources experience. He served as President of the Douglas County Industrial Development Board and Roseburg Area Chamber of Commerce.

      Michael Donovan, age 51, has served as a Director since December 2000, when VRB Bancorp, of which Mr. Donovan was previously a director, merged with Umpqua Holdings. He is co-owner of Chateaulin Restaurant & Wines, Inc. in Ashland, Oregon.

      John O. Dunkin, age 63, has served as a Director since December 2000, when VRB Bancorp, of which Mr. Dunkin served as Vice Chairman of the Board of Directors, merged with Umpqua Holdings. He is Chief Executive Officer of Grants Pass Moulding, Rogue Valley Sash & Door, and Pacific Lumber, all located in Grants Pass, Oregon.

      Allyn C. Ford, age 60, serves as Chairman of the Board of Directors and has served as a Director since the company’s formation in 1999 and as a Director of Umpqua Bank for 30 years. Mr. Ford is President of Roseburg Forest Products, a fully integrated wood products manufacturer located in Roseburg, Oregon. Mr. Ford has over 30 years of management experience with Roseburg Forest Products.

      David B. Frohnmayer, age 61, has served as a Director since the company’s formation in 1999 and as a Director of Umpqua Bank since 1996. Mr. Frohnmayer is the President of the University of Oregon in Eugene, and has served in that capacity since 1994. He is the former Dean of the University of Oregon School of Law and former Attorney General of the State of Oregon.

      William A. Haden, age 53, serves as Director and Executive Vice President of Umpqua Holdings and as President and Chief Executive Officer of Umpqua Bank, positions he has held since December 2000. He served as President and Chief Executive Officer of VRB Bancorp and Valley of the Rogue Bank from January 1996 until the merger with Umpqua Holdings in December 2000, and previously served as President of Family Bank of Commerce.

      Lynn K. Herbert, age 50, has served as a Director since the company’s formation and as a Director of Umpqua Bank since 1993. Mr. Herbert is Manager of Herbert Lumber Company in Riddle, Oregon, and has served in that capacity since 1988. Mr. Herbert has over 20 years of management experience with Herbert Lumber Company. Mr. Herbert is the son of Milton Herbert, a principal shareholder and one of the founders of Umpqua Bank.

      William Lansing, age 56, has served as a Director since the IFN merger. He served as a Director of IFN from 1991 until its merger with the company. Mr. Lansing is President and Chief Executive Officer of Menasha Forest Products Corporation in North Bend, Oregon, and has over 30 years of experience in the forest products industry.

      Kenneth Messerle, age 61, has served as a Director since the IFN merger. He served as a Director of IFN from 1992 until its merger with the company. Mr. Messerle is an Oregon State Senator. From 1997 to 2001, he served as a State Representative. Prior to his election to the state legislature, Mr. Messerle owned and operated a cattle and timber business in Coos Bay, Oregon.

      Larry L. Parducci, age 57, has served as a Director since December 1, 2000. He served as a Director of VRB Bancorp from 1994 until its merger with the company. Mr. Parducci is the owner/ operator of Holiday RV Park in Phoenix, Oregon, and serves as mayor for the city of Phoenix.

      William Sherwood, age 37, has served as a Director since the merger with Linn-Benton Bank. He served as a Director of Linn-Benton Bank from March 2001 until its merger with the company. Mr. Sherwood is President of Progressive Software Solutions, Inc., a software engineering firm in Albany, Oregon.

Executive Officers

      The age, business experience, and position of our executive officers other than Raymond P. Davis and William A. Haden, about whom information is provided above, is as follows:

      Daniel A. Sullivan, age 50, serves as Executive Vice President and Chief Financial Officer of both the company and the bank. He has served as Chief Financial Officer since 1997. Prior to that time, Mr. Sullivan served as Vice President of Finance for Instromedix of Hillsboro, Oregon (1997) and worked as Senior Vice President and Controller for US Bancorp in Portland, Oregon (1983 to 1996).

      Brad Copeland, age 53, serves as Executive Vice President and Chief Credit Officer of Umpqua Bank. He has served as Chief Credit Officer since December 1, 2000. Mr. Copeland served as Executive Vice President and Credit Administrator of VRB Bancorp and Valley of the Rogue Bank from January 1998 until its merger with the company in December 2000. He joined Valley of the Rogue Bank in 1996. Prior to joining Valley of the Rogue Bank, he served as Senior Vice President and Senior Credit Officer for Bank of America Alaska (1987 to 1996).

      Steven A. May, age 49, serves as Executive Vice President/Retail Banking of Umpqua Bank, a position he has held since 1994. Prior to that time, Mr. May served as Vice President and District Manager of the US Bank of Oregon from 1988 to 1994, as the administrator of a group of four retail branches.

Other Key Management Personnel

      Jan Jansen, age 55, serves as President of Strand Atkinson Williams & York, Inc., a subsidiary of the company. He has been with Strand Atkinson since November 1994, previously worked for US Bancorp Securities, and has extensive experience in asset management and retail-oriented investment services.

      Lani Hayward, age 34, serves as Senior Vice President Director of Marketing of the company. Prior to joining Umpqua in 1998, she was an account executive with Cawood, an advertising and public relations firm in Eugene, Oregon, where she was employed since 1993.

Meetings and Committees of the Board of Directors

      The Board of Directors met 12 times during 2001. Board committees have regularly scheduled quarterly meetings except the Loan and Investment Committee, which meets monthly. Except as described below, each director attended at least 75 percent of those meetings, as well as meetings of committees on which such director served.

      Bill Sherwood became a director with the closing of the merger with Linn-Benton Bank on December 28, 2001. Bill Lansing and Ken Messerle became directors with the closing of the merger with Independent Financial Network, Inc. on December 30, 2001. Directors Sherwood, Lansing and Messerle did not attend any meetings of our Board of Directors in 2001.

      The Board of Directors has a standing Audit Committee that meets with our independent auditors to plan for and review the annual audit reports. The audit committee meets quarterly and is responsible for overseeing our internal controls and the financial reporting process. The members of the audit committee are Directors Parducci (Chairman), Doan, Donovan, Frohnmayer and Messerle. Each member of the audit committee is independent, as independence is defined under Rule 4200(a)(15) of the listing standards of the National Association of Securities Dealers. The Board of Directors has adopted an audit committee charter, which provides that our employees are not eligible to serve on the audit committee. The charter further provides that at least one member shall have had past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. The Board of Directors believes that each of the current members of the audit committee has employment experience that provides them with appropriate financial sophistication to serve on the audit committee.

      The Budget and Compensation Committee reviews and oversees our budgeting process, and compensation strategies. On a quarterly basis, the results of their meetings are reviewed with the entire Board of Directors. The committee consists of Directors Doan (Chairman), Chambers, Dunkin, Davis, Haden, Lansing and Sherwood.

      The Loan and Investment Committee approves certain loans, reviews the adequacy of our allowance for loan losses, maintains an appropriate balance in the interest rate sensitivity of our loan and investment portfolios, and determines the liquidity, type and term of investment securities we purchase. The committee consists of Directors Coleman (Chairman), Davis, Doan, Haden, Herbert, and Parducci.

      The Strategic Positioning Committee, consisting of Directors Frohnmayer (Chairman), Coleman, Dunkin, Donovan, Lansing, Davis and Haden is responsible for the review and oversight of strategic planning, and the review of technology and expansion strategies.

Director Compensation

      Each non-employee director received a quarterly retainer of $1,875 and a fee of $1,250 for each Board meeting attended in 2001. Directors Lansing, Messerle and Sherwood, were appointed to the Board in December 2001 and did not receive any compensation for service to the company during 2001. The Chairman received a $2,500 quarterly retainer and a fee of $1,500 for each Board meeting attended. Each non-employee director also received $300 for each committee meeting attended. These amounts are payable in shares of our common stock. Shares of stock are purchased quarterly on the open market by a brokerage firm for the account of each director with funds provided by us. Directors Davis and Haden did not receive additional compensation for their service on the Board of Directors or any of its committees.

Executive Compensation

      The following table sets forth all compensation paid during the last three calendar years to the Chief Executive Officer and four executive officers whose total annual salary and bonus exceeded $100,000 in 2001.

					Other	All
					Annual	Other
Name and Principal Position	Year	Salary	Bonus(1)		Compensation(2)	Compensation

Raymond P. Davis	2001	$250,000	$100,000		$12,995 (4)	$135,957	(5)
President and Chief Executive Officer	2000	$196,667	$71,400		$10,692	$21,755	(7)
Umpqua Holdings Corporation	1999	$179,792	$55,500		$8,520	$12,000	(7)
William A. Haden(3)	2001	$192,300	$57,690		$10,676	$22,632	(6)
President and Chief Executive Officer	2000	$112,275	$260,081	(7)	$3,900	$18,050	(9)
Umpqua Bank	1999	$105,000	$78,750		$—	$19,692	(9)
Daniel A. Sullivan	2001	$171,200	$42,800		$7,430	$17,290	(6)
Executive Vice President and	2000	$120,642	$30,360		$7,662	$12,465	(7)
Chief Financial Officer	1999	$106,325	$23,000		$6,934	$15,468	(7)
Umpqua Holdings Corporation
Brad F. Copeland(3)	2001	$166,700	$33,340		$10,410	$19,354	(6)
Executive Vice President and	2000	$91,809	$58,438		$—	$14,146	(10)
Chief Credit Officer	1999	$85,168	$71,250		$—	$15,024	(10)
Umpqua Bank
Steven A. May	2001	$120,000	$24,000		$2,060	$11,762	(7)
Executive Vice President/Retail Banking	2000	$97,250	$21,200		$750	$9,363	(7)
Umpqua Bank	1999	$89,350	$14,400		$650	$8,250	(7)

(1)	Includes bonuses paid, or to be paid, during the subsequent year but attributable to the year indicated.

(2)	Includes perquisites and other benefits with an aggregate value of no more than the lesser of $50,000 or 10% of the executive’s salary and bonus unless otherwise noted.

(3)	The compensation shown for the years 1999 and 2000 includes compensation paid in 1999 and for the first eleven months of 2000 by VRB Bancorp.

(4)	Includes $9,000 automobile allowance.

(5)	Includes amounts contributed to a SERP and to the Umpqua’s 401(k) plan for the executive’s benefit. Also includes reimbursement of selling costs and related tax costs in the aggregate amount of $84,827 incurred in the sale of his principal residence, and $23,608 for housing costs, all relating to Mr. Davis’ relocation from Roseburg, OR to Portland OR.

(6)	Includes amounts contributed to a SERP and to the Umpqua’s 401(k) Plan for the executive’s benefit.

(7)	Consists of contributions to the Umpqua’s 401(k) Plan for such executive’s benefit.

(8)	Includes $187,893 paid by VRB Bancorp with the closing of the merger with Umpqua in December 2000 pursuant to change-in-control provisions in Mr. Haden’s employment agreement with VRB.

(9)	Includes life insurance premiums of $1,050 paid prior to the merger for $350,000 face amount insurance above VRB’s group insurance plan and the balance is VRB’s contribution prior to the merger to match employee’s salary deferral under the VRB 401(k) Profit Sharing Plan.

(10)	Includes amounts paid by VRB as matching contributions to the VRB 401(k) Profit Sharing Plan.

Executive Compensation Plans and Agreements

Employment and Change of Control Agreements

      We have entered into special agreements with our executive officers. These agreements are intended to motivate the executives to remain employed by us.

      Our agreement with Raymond Davis provides for his employment as President and Chief Executive Officer and further provides for a payment of an amount equal to nine months’ base salary, plus any prorated executive incentive bonus if we terminate his employment for any reason other than “cause.” In addition, Mr. Davis is entitled to receive, at our expense, medical benefits for the maximum time allowed by law. Should Mr. Davis’ employment terminate as a result of a change in control, the agreement provides for payment of an amount equal to two times the average of the total annual compensation, including incentive bonuses, paid to Mr. Davis during the last two full calendar years of employment. The agreement expires in July 2003. Our agreement with Daniel Sullivan provides for his employment as Executive Vice President and Chief Financial Officer on the same terms and expires in November 2003.

      Our agreement with William Haden provides for his employment as President and Chief Executive Officer of Umpqua Bank and expires in August 2002. The agreement provides for a payment equal to one years base salary plus the amount equal to the cash bonus paid to Mr. Haden for the previous fiscal year if we terminate his employment or if Mr. Haden’s employment is terminated in anticipation of or as a result of a change in control for any reason other than “cause”. If Mr. Haden is terminated for any reason other than “cause,” 180 days or more after a change in control or if Mr. Haden resigns between 180 days and one year after a change in control, the payment amount is equal to six months base salary plus the amount equal to one-half of the cash bonus paid to Mr. Haden for the previous fiscal year. Our agreement with Brad Copeland provides for his employment as Executive Vice President/Chief Credit Officer of Umpqua Bank on the same terms except if Mr. Copeland resigns between 180 days and one year after a change in control, his payment is equal to three months base salary plus the amount equal to one-quarter of the cash bonus paid to Mr. Copeland for the previous fiscal year. Our agreement with Steven May provides for his employment as Executive Vice President/Retail Banking of Umpqua Bank on the same terms as Mr. Haden’s and Mr. Copeland’s agreements, except the agreement expires in January 2004 and Mr. May is not entitled to any payment if he resigns after a change in control. Mr. Haden is also entitled to receive medical benefits, at our expense, while he is entitled to receive any severance payment.

Incentive Plan for Senior Management

      We maintain an incentive compensation plan that provides for a performance incentives payable to the President/ CEO at least annually. Payment was targeted to be 30% of the President/ CEO’s year-end rate of base pay for the year if we meet our projected financial goals for the year. The amount of bonuses (which can exceed the targeted amount if we exceed the projected financial goals) is solely at the discretion of the Board of Directors. Distribution normally occurs during the first quarter of the following year.

      The plan also provided for incentives to other key executives, payable at least annually and targeted at 20% of the executive’s base pay for the year. Payment of such performance bonus was contingent upon both our performance and the executive’s personal performance during the year and can be higher than the target if the goals are exceeded. Distribution normally occurs during the first quarter of the following year.

      Effective January 1, 2002, we adopted a new Executive Incentive Plan that provides for bonuses to be awarded to the Chief Executive Officer and our Executive Vice Presidents upon achievement of performance objectives established by the Board of Directors or the Budget and Compensation Committee for the individuals, a specific division or the company as a whole. Each participant in the plan is assigned a target bonus award that is subject to adjustment quarterly and is awarded following the end of the fiscal year upon satisfactory assessment by the committee. Awards may be paid in cash directly to the participant or deferred in accordance with the executive’s supplemental executive retirement plan. In addition, the plan provides for acceleration of bonus awards in the event of a change of control of the company as defined in the plan.

Stock Option Plan

      We have an incentive stock option and non-qualified stock option plan that was approved by shareholders during 2000. The 2000 Stock Option Plan reserves an aggregate of 1,000,000 shares of common stock for grants to key employees. The Board of Directors designates those key employees who are eligible. The maximum number of grants that may be issued and outstanding at any given time is limited to 10% of the shares outstanding at the time the options are granted, excluding shares issued pursuant to the plan. Options granted under the plan may have a term not exceeding 10 years from the date of grant and the exercise price of the options will not be less than the fair market value of the common stock on the date of grant.

      The purpose of the plan is to provide additional incentive to key employees to enhance shareholder value by giving them an opportunity to participate in the increase of such value and gain an ownership interest. During 2001, no options were granted to employees under the 2000 Stock Option Plan. In connection with the consummation of the IFN and Linn-Benton Bank mergers, replacement options were granted under the 2000 Stock Option Plan to holders of IFN and Linn-Benton options of which 254,302 options are currently outstanding.

	Aggregate Option Exercises in 2001 and Year-End Option Values(1)

			Number of Securities		Value of Unexercised In-the-
			Underlying Unexercised		Money Options at
	Shares		Options at Year End (#)		Year End ($) (2)
	Acquired on	Value
	Exercise (#)	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Raymond P. Davis	49,596	$550,734	221,829	60,000	$2,024,553	$23,000
William A. Haden	—	$—	52,415	33,103	$371,413	$96,049
Daniel A. Sullivan	—	$—	47,250	52,750	$168,156	$136,294
Brad F. Copeland	—	$—	15,228	25,152	$57,877	$58,429
Steven A. May	10,200	$56,808	25,500	31,500	$66,938	$84,288

(1)	All share amounts have been adjusted to reflect subsequent stock dividends and stock splits through March 15, 2002.

(2)	On December 31, 2001, the market price of our common stock was $13.50 per share.

Transactions with Directors and Officers

      Many of our directors and officers, their immediate family members and businesses with which they are associated, borrow and have deposits with Umpqua Bank. All such loans and deposits are made in the ordinary course of business, and on substantially the same terms, including interest rates paid or charged and collateral required, as comparable transactions with unaffiliated persons. The transactions did not involve more than the normal risk of collection or present other unfavorable features to Umpqua Bank.

      As of December 31, 2001, the aggregate outstanding amount of all loans to executive officers, directors, principal shareholders and their businesses was approximately $5.67 million which represented approximately 4.2% of the consolidated shareholders’ equity at that date. All such loans are currently in good standing and are being paid in accordance with their terms.

      During 2001, Mr. Haden, previously located in Medford, Oregon was asked to move to Roseburg, Oregon when he was elected President and Chief Executive Officer of Umpqua Bank. When the Company moved its headquarters to Portland Oregon from Roseburg, Oregon, we asked Mr. Davis, our President and Chief Executive Officer, and Mr. Sullivan, our Executive Vice President and Chief Financial Officers to relocate in Portland. In connection with the relocation of Messrs Bill Haden and Dan Sullivan, Umpqua Bank purchased their principal residence at fair market value as determined by appraisals. The purchase price of Mr. Haden’s home was $425,000. The purchase price of Mr. Sullivan’s home was $324,000. Mr. Haden had owned his home for more than three years before the sale. Mr. Sullivan owned his home for 20 months before selling to the company. His basis in the house was $308,000. The bank’s purchase price was based on independent appraisals of Mr. Haden’s home, performed by Eames & Associates and Pat Bange Real Estate Appraiser, and of Mr. Sullivan’s home, performed by Dozhier Appraisal Service and Lonnie Farber Real Estate.

COMPLIANCE WITH SECTION 16 FILING REQUIREMENTS

      With the public offering in April 1998, Umpqua Bank became subject to the reporting requirements of the Securities Exchange Act of 1934. As a state-chartered bank, Umpqua Bank filed its periodic reports, proxy material, and other information with the FDIC. Upon completion of the holding company formation and reorganization in March 1999, we assumed the obligations of Umpqua Bank and now file our periodic reports, proxy material, and other information with the Securities and Exchange Commission.

      Section 16 of the Securities Exchange Act of 1934 requires that all executive officers, directors and persons who beneficially own more than 10 percent of our common stock file an initial report of their beneficial ownership of common stock on Form 3, and to periodically report changes in their ownership on Form 4 and 5. The reports must be made with the Securities and Exchange Commission with a copy sent to us.

      Based solely upon our review of the copies of the Section 16 reports that we received with respect to the fiscal year ended December 31, 2001, we believe that Form 5 reports, each reporting payment of directors fees for the fourth quarter of 2001, were filed late for Directors Scott Chambers, Michael Donovan, James Coleman, Allyn Ford, Lynn Herbert, David Frohnmayer, Larry Parducci and Ronald Doan; three other transactions were not reported on a timely basis for Scott Chambers; a Form 5, reporting payment of directors fees to Director John Dunkin and a charitable donation made by him, was filed late; and reports on Form 3 were filed late for Director William Sherwood and Executive Officer Brad Copeland. Other than the foregoing, based solely on our review of copies of the Section 16 reports of the reporting persons that we received, we believe that all reporting persons made all required Section 16 filings with respect to such fiscal year on a timely basis.

STOCK PERFORMANCE GRAPH

      The following chart compares the yearly percentage change in the cumulative shareholder return on our common stock during the five fiscal years ended December 31, 2001, with (i) the Total Return Index for The Nasdaq Stock Market (U.S. Companies) (ii) the Standard & Poors 500 and (iii) the Total Return Index for Nasdaq Bank Stocks, as reported by the Center for Research in Securities Prices. This comparison assumes $100.00 was invested on December 31, 1996, in our common stock and the comparison indices, and assumes the reinvestment of all cash dividends prior to any tax effect and retention of all stock dividends. Prior to April 1998, our common stock was not quoted on Nasdaq. Prior to its listing on Nasdaq, trading activity was limited. For purposes of computing return information for the periods being compared, the chart is based on price information for trades that were reported to us prior to April 1998. Price information from April 1998 to December 31, 2001, was obtained by using the Nasdaq closing price as of that date.

	12/31/1996	12/31/1997	12/31/1998	12/31/1999	12/31/2000	12/31/2001

Umpqua Holdings Corporation	$100.00	$191.03	$189.33	$182.65	$170.86	$275.32
Nasdaq Bank Stocks	$100.00	$167.41	$166.33	$159.89	$182.38	$197.44
Nasdaq U.S.	$100.00	$122.48	$172.68	$320.89	$193.01	$153.15

S&P 500	$100.00	$133.45	$172.19	$208.54	$189.97	$167.56

SECURITY OWNERSHIP OF MANAGEMENT AND OTHERS

      The following table sets forth the shares of common stock beneficially owned as of March 15, 2002, by each director and each named executive officer, the directors and executive officers as a group and those persons known to beneficially own more than 5% of our common stock:

	Number of Shares		Percentage
	Beneficially		of
Name and Position	Owned(1)		Class

Lynn K. Herbert, Director	558,151	(2)	2.80%
Raymond P. Davis, Director, President/Chief Executive Officer	241,985	(3)	1.21%
Allyn C. Ford, Chairman	151,277	(4)	*
James D. Coleman, Director	110,646	(2)	*
William A. Haden, Director, EVP, President/CEO of Umpqua Bank	74,053	(5)	*
Daniel A. Sullivan, EVP/Chief Financial Officer	64,898	(6)	*
John O. Dunkin, Director	46,164	(7)	*
Larry L. Parducci, Director	32,154	(2)	*
Steve May, EVP/Retail Banking of Umpqua Bank	37,974	(8)	*
William Lansing, Director	27,325	(9)	*
Brad Copeland, EVP/Chief Credit Officer of Umpqua Bank	21,147	(10)	*
Ken Messerle, Director	12,095	(2)	*
Ronald O. Doan, Director	11,019	(2)	*
Scott Chambers, Director	5,584		*
David B. Frohnmayer, Director	8,751	(2)	*
Michael Donovan, Director	8,291	(11)	*
William Sherwood, Director	540		*

All Directors and Executive Officers as a group (17 persons)	1,412,052	(2-11)	6.93%

*	Less than 1.0%

(1)	Shares held directly with sole voting and investment power, unless otherwise indicated, and shares held in the Dividend Reinvestment Plan have been rounded down to the nearest whole share.

(2)	Includes shares held with or by his/her spouse.

(3)	Includes shares held jointly with or by his spouse. Includes 231,829 shares covered by options exercisable within 60 days.

(4)	Includes 126,474 shares held as Agent for Ford Family Investment Pool.

(5)	Includes 52,415 shares covered by options exercisable within 60 days.

(6)	Includes 60,250 shares covered by options exercisable within 60 days.

(7)	Includes 13,342 shares covered by options exercisable within 60 days.

(8)	Includes 35,250 shares covered by options exercisable within 60 days.

(9)	Includes 26,144 shares held in the William Lansing Trust.

(10)	Includes 16,074 shares covered by options exercisable within 60 days.

(11)	Includes 3,615 shares covered by options exercisable within 60 days.

REPORT OF THE BUDGET AND COMPENSATION COMMITTEE

ON EXECUTIVE COMPENSATION

      The Budget and Compensation Committee is responsible for establishing and administering our executive compensation program.

Compensation Philosophy and Objectives

      The philosophy underlying the development and administration of our compensation plan is the alignment of the interests of executive management with those of the shareholders. Key elements of this philosophy are:

•	Set base compensation at a level to attract and retain competent executives.

•	Establish incentive compensation plans that deliver bonuses based on our financial performance.

•	Provide significant equity based incentives for executives to ensure they are motivated over the long term to respond to our business challenges and opportunities, as owners rather than just employees.

Incentive Plan for Senior Management

      Our executive incentive compensation plan in effect for 2001 provided for a performance incentive payable to the President/CEO at least annually. Payment was targeted to be 30% of the President/CEO’s year-end rate of base pay for the year if we meet our projected financial goals for the year. The amount of bonuses (which can exceed the targeted amount if the company exceeds the projected financial goals) was solely at the discretion of the Board of Directors. Distribution normally occurs during the first quarter of the following year.

      The plan for other key executives is payable at least annually, and was targeted at 20% of the executive’s base pay for the year. Payment of such performance bonus was contingent upon both our performance and the executive’s personal performance during the year and can be higher than the target if the goals are exceeded. Distribution normally occurs during the first quarter of the following year.

      Commencing in 2002, the Committee has recommended, and the Board of Directors has adopted, an executive incentive plan that provides for bonus awards based on achievement of specified objectives set by the Committee or the Board for individuals, divisions or the Company as a whole.

Stock Option Plan

      The 2000 Stock Option Plan is the vehicle by which executives can earn additional compensation depending on our financial performance. Grants are made at the discretion of the Board of Directors and awarded to individual executives, thereby providing additional incentive for executives to increase shareholder value. Executives receive value from these options when our stock appreciates over the long term. We previously made grants under the 1995 Stock Option Plan.

Submitted by the Budget and Compensation Committee Members:

Ronald Doan (Chairman)	Raymond Davis
John Dunkin	Bill Sherwood
Scott Chambers	Bill Lansing
William Haden

AUDIT COMMITTEE REPORT

      The Audit Committee serves a vital function in overseeing our internal controls and the financial reporting process, as well as ensuring that the audits of our affairs are being conducted. Each of the members of the committee satisfies the definition of an independent director as established by the Nasdaq National Market listing standards. In carrying out its duties, the Audit Committee:

•	Reviews and discusses with management the scope of internal and external audit activities and our audited financial statements.

•	Discusses with our independent auditor matters relating to the Statement on Auditing Standards No. 61.

•	Receives disclosures from and discusses with our independent auditor, the auditor’s independence in light of Independence Standards Board Standard No. 1.

•	Makes a recommendation to the Board of Directors, based on the committee’s review of the audited financial statements and its discussions with our independent auditor, as to whether the audited financial statements should be included in our annual report filed with the Securities and Exchange Commission on Form 10-K.

      The Audit Committee has reviewed and discussed with management the audited financial statements, and has discussed with our independent auditor the matters required to be discussed by SAS 61. In addition, the Audit Committee has received written disclosures and a letter from our independent auditor as required by ISB Standard No. 1, and has discussed with our independent auditor the auditor’s independence.

      Based on the foregoing reviews, discussions, and disclosures, the Audit Committee has recommended the inclusion of the audited financial statements in the annual report on Form 10-K for fiscal the year ended December 31, 2001 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee Members:

Larry Parducci (Chairman)
Michael Donovan
Ronald Doan
David Frohnmayer
Kenneth Messerle

Other Business

      The Board of Directors knows of no other matters to be brought before the shareholders at the meeting. In the event other matters are presented for a vote at the meeting, the proxy holders will vote shares represented by properly executed proxies at their discretion in accordance with their judgment on such matters.

      At the meeting, management will report on our business and shareholders will have the opportunity to ask questions.

INFORMATION AVAILABLE TO SHAREHOLDERS

      Our annual report is being mailed to shareholders with this proxy statement. Additional copies of the annual report may be obtained without charge by writing to Investor Relations, Umpqua Holdings Corporation, 200 S.W. Market St., Suite 1900, Portland, Oregon 97201.

      We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file with the SEC at its public reference facility at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying costs. Please call the SEC at 1-800-SEC-0330 for further information regarding its public facilities. Our SEC filings are also available to the public from the SEC’s web site at www.sec.gov.

INDEPENDENT PUBLIC ACCOUNTANTS

      Deloitte & Touche, independent Certified Public Accountants, audited our consolidated financial statements for the year ended December 31, 2001. Representatives of Deloitte & Touche are expected to be present at the annual meeting, will be given the opportunity to make a statement, and will be available to respond to any appropriate questions.

      On April 5, 2000, the Audit Committee recommended and approved a change in our independent accountants for the fiscal year ended December 31, 2000, from KPMG LLP to Deloitte & Touche. The Board of Directors approved the decision to change accountants. KPMG LLP’s report on the financial statements for the years ended December 31, 1998 and 1999, contained no adverse opinion or disclaimer of opinion, nor was any such report qualified as to uncertainty, audit scope, or accounting principles. During the fiscal years ended December 31, 1998 and 1999, and during the interim period between January 1, 2000, and April 5, 2000, there were no disagreements with KPMG LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG LLP, would have caused it to make a reference to the subject matter of the disagreements in connection with its reports. The Form 8-K reporting the change in accountants filed on April 10, 2000, is incorporated herein by reference.

Audit Fees

      Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”) billed us aggregate fees of approximately $358,300 for professional services rendered for the audit of our annual financial statements and for the reviews of the financial statements included in our Forms 10-Q for the fiscal year ended December 31, 2001.

Financial Information Systems Design and Implementation Fees

      Deloitte did not perform any financial information system design or implementation work for us during the fiscal year ended December 31, 2001.

All Other Fees

      The aggregate fees billed by Deloitte for services rendered to the Company, other than the services described above under “Audit Fees” and “Financial Information Systems Design and Implementation Fees”, for the fiscal year ended December 31, 2001 were approximately $128,000 including audit related services of approximately $35,000 and non-audit services of approximately $93,000. Audit related services generally include benefit plan and subsidiary audits.

      Our Audit Committee considered whether, and has determined that, the provision of these other professional services is compatible with maintaining the independent auditor’s independence.

PROPOSALS OF SHAREHOLDERS

      Any shareholder who wishes to submit a proposal for consideration at our next annual meeting must submit the proposal no later than November 21, 2002.

REVOCABLE PROXY

UMPQUA HOLDINGS CORPORATION
ANNUAL MEETING OF SHAREHOLDERS
APRIL 30, 2002

Proxy Solicited by the Board of Directors

The undersigned appoints Raymond Davis and Allyn Ford, and each of them, proxies with power of substitution to vote on behalf of the undersigned all shares of common stock of Umpqua Holdings Corporation (the “Company”) at the Annual Meeting to be held on April 30, 2002, and any adjournments or postponements thereof, with all powers the undersigned would possess if personally present, with respect to the following:

(Continued and to be marked, dated and signed, on the other side.)

FOLD AND DETACH HERE

Please mark your votes as indicated in this example.

		FOR all nominees listed below except as marked to the contrary	WITHHOLD AUTHORITY to vote for all nominees listed below

1. ELECTION OF DIRECTORS.

Instruction: To withhold authority for any individual, strike a line through the nominee’s name.

Nominees for terms expiring with the 2005 annual meeting:

01 Allyn Ford	02 Ronald Doan

03 James Coleman	04 Michael Donovan

Nominees for terms expiring with the 2004 annual meeting:

05 William Lansing	06 Scott Chambers

Nominees for terms expiring with the 2003 annual meeting:

07 William Sherwood	08 Kenneth Messerle

2. OTHER MATTERS. At the discretion of the proxy holder, on such other business as may properly come before the meeting and any adjournments or postponements thereof.

The shares represented by this proxy will be voted as specified above, but if no specification is made, this proxy will be voted FOR the election of all nominees. The proxies may vote in their discretion as to other matters that may come before the meeting.

Signature(s)	Dated	, 2002

Please date and sign exactly as your name appears on your stock certificate(s) (which should be the same as the name on the address label on the envelope in which this proxy was sent to you), including designation as executor, trustee, etc., if applicable. A corporation must sign its name by the president or other authorized officer. All co-owners must sign.

Detach here from proxy voting card.

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 4 PM Eastern Time the business day prior to the annual meeting day.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet
http://www.eproxy.com/umpq

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot.

OR

Telephone
1-800-435-6710

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.

OR

Mail

Mark, sign and date
your proxy card
and
return it in the
enclosed postage-paid
envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.